BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).

2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.

3. Indicate the number of authorized shares and par value, if any of each class or series after the change.

4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.

5. Indicate provisions, if any, regarding fractional shares that are affected by the change.

6. NRS required statement.

7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.

8. Must be signed by an Officer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: GTX Corp. Entity or Nevada Business Identification Number (NVID): NV20061624683
2. Current Authorized Shares:	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 2,071,000,000 shares of common stock, par value $0.0001; 10,000,000 shares of preferred stock, par value $0.001. See Exhibit A attached hereto.
3. Authorized Shares After Change:	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: 2,071,000,000 shares of common stock, par value $0.0001; 10,000,000 shares of preferred stock, par value $0.001. See Exhibit A attached hereto.
4. Issuance:	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: 247,087,692 shares of common stock becomes 3,801,349; 900,855 shares of preferred stock becomes 13,859. See Exhibit A attached hereto.
5. Provisions:	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: Fractional shares shall be rounded up to the nearest whole share. See Exhibit A attached hereto.
6. Provisions:	The required approval of the stockholders has been obtained.
7. Effective date and time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
8. Signature: (Required)	X Patrick Bertagna Signature of Officer Patrick Bertagna President — Title 09/12/2022 — Date

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.

<u>**Exhibit A**</u>

Additional Pages to the
Certificate of Change Pursuant to NRS 78.209

2. Current Authorized Shares: The Company's authorized capital stock consists of 2,071,000,000 shares of Common Stock, par value $0.0001 per share, of which 247,087,692 shares are currently outstanding. Further, the Company's authorized capital stock consists of 10,000,000 shares of Preferred Stock, par value $0.001 per share, of which 1,000,000 are designated for Series A, 1,000 are designated for Series B and 1,000 are designated for Series C. 900,855 shares are outstanding currently, which includes 900,000 Series A Preferred Stock, 180 Series B Preferred Stock and 675 Series C Preferred Stock.

3. Authorized Shares After Change: The reverse stock split does not affect the number of authorized shares, only issued and outstanding. Because of this, the number of authorized shares are unaffected by the change and the Company's authorized capital stock remains 2,071,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share.

4. Issuance: After the change, and as the result of a 1 for 65 reverse stock split, the Company's issued and outstanding shares of Common Stock will be reduced from 247,087,692 to approximately 3,801,349 depending on the number of additional shares issued to the fractional shares. Further, after the change, the Company issued and outstanding shares of Preferred Stock will be reduced from 900,955 to approximately 13,859 depending on the number of additional shares issued to the fractional shares, which includes approximately 13,846 Series A Preferred Stock, 3 Series B Preferred Stock and 10 Series C Preferred Stock.

5. Provisions: No fractional shares shall be issued to the holders of the Company's stock in connection with the reverse stock split, and in lieu thereof, such fractional shares shall be rounded up to the nearest whole share. The reverse stock split shall affect the number of shares of common stock issuable upon conversion or exercise of the Company's preferred stock and certain stock options, warrants and convertible notes. The percentage of outstanding shares affected thereby is approximately 0.129%.